EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/21/25 to 3/5/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/17/2025	Sell	31,502	12.22
1/21/2025	Sell	19,429	12.28
1/22/2025	Sell	33,786	12.34
1/23/2025	Sell	19,587	12.31
1/29/2025	Sell	69	12.38
1/31/2025	Sell	2,974	12.48
2/3/2025	Sell	6,741	12.32
2/4/2025	Sell	9,795	12.42
2/5/2025	Sell	4,314	12.47
2/7/2025	Sell	4,166	12.54
2/10/2025	Sell	8,077	12.52
2/12/2025	Sell	4,740	12.49
2/18/2025	Sell	2,098	12.68
2/20/2025	Sell	2,379	12.65
2/24/2025	Sell	9,001	12.62
2/25/2025	Sell	8,533	12.61
2/26/2025	Sell	11,201	12.68
2/27/2025	Sell	1,900	12.67
2/28/2025	Sell	48,625	12.59
3/3/2025	Sell	9,076	12.61
3/4/2025	Sell	43,718	12.56
3/5/2025	Sell	70,512	12.57